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                                                                    EXHIBIT 99.5


FOR IMMEDIATE RELEASE                       COMPANY CONTACT: Paul A. Miller
                                                              (978)725-7555


                              LAWRENCE SAVINGS BANK
                     ANNOUNCES PLAN TO FORM HOLDING COMPANY






NORTH ANDOVER, MA, December 21, 2000 - Lawrence Savings Bank announced today that its Board of Directors voted to approve the reorganization of the Bank into a holding company structure. When the process of establishing a bank holding company is completed, the shareholders of the Bank will receive shares of the holding company in exchange for their holdings of Bank stock. Although the Bank has no expansion plans at this time, the Board of Directors believes that the establishment of a bank holding company will afford the Bank and its stockholders the greatest flexibility to consider opportunities to expand geographically and into new activities, remain competitive in its marketplace, and build long term value for shareholders. The establishment of the holding company will require stockholder and regulatory approval and is expected to be considered at the annual meeting of stockholders to be held on May 1, 2001. Assuming timely receipt of required regulatory and stockholder approvals, the holding company reorganization is expected to be completed in the second quarter of 2001.

Lawrence Savings Bank is a Massachusetts-chartered savings bank with assets of $416 million at September 30, 2000. The Bank offers a wide variety of services to both business and retail customers throughout eastern Massachusetts from five retail banking locations in Essex County.

This press release contains certain statements that are "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are not historical facts and include expressions of management's expectations at a specific point in time regarding future relationships, structures, opportunities and market conditions. Such forward-looking statements are subject to certain inherent risks and uncertainties, including, among other factors the risk factors set forth in the Bank's filings with the Federal Deposit Insurance Corporation. These also include, but are not limited to, changes in interest rates, disruption in credit markets, changes in regional and local economic conditions, changes in the regulatory environment, and changes in the competitive environment in which the Bank operates. As a result of such risks and uncertainties, the Bank's actual results may differ materially from such forward-looking statements. Lawrence Savings Bank does not undertake, and specifically disclaims any obligation to publicly release revisions to any such forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.